Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") effective August 31, 2018 (the "Effective Date"), is entered into by and among Sysorex, Inc., a Nevada corporation (“Sysorex”), Sysorex Government Services, Inc., a Virginia corporation (“SGS”), and Vincent Loiacono, an individual currently residing in Maryland (the "Employee").

WITNESSETH:

WHEREAS, Sysorex desires to employ Employee to serve as its Chief Financial Officer and as Chief Financial Officer of its wholly-owned subsidiary, SGS, and Employee desires to be employed in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Sysorex hereby employs Employee as Chief Financial Officer of Sysorex, and SGS hereby employs Employee as Chief Financial Officer of SGS. Subject at all times to the direction of the respective Board of Directors of Sysorex or SGS, as applicable, Employee shall perform those duties and hold those responsibilities that are usual and customary for holders of such roles to perform and hold. Employee shall primarily perform his job duties in Herndon, VA unless the location is changed by mutual agreement.

2.	FULL TIME EMPLOYMENT

Employee hereby accepts employment by Sysorex and SGS, upon the terms and conditions contained herein, and agrees that during the term of this Agreement the Employee shall devote substantially all of his business time, attention, and energies to the business of Sysorex and SGS. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Sysorex or SGS or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with Sysorex or SGS, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Sysorex or SGS, or (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Board of Directors of Sysorex with respect to his engaging in such activities.

3.	RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Sysorex or SGS which relate to Sysorex or SGS and its businesses and shall make all such reports, written if required, as Sysorex or SGS may reasonably require.

4.	TERM

Employee’s employment with SGS commenced on March 12, 2018 (the “Start Date”) and has continued uninterrupted through the date of this Agreement. Pursuant to this Agreement, the term of Employee’s at-will employment shall continue until terminated pursuant to Section 14 hereof.

5.	SALARY AND BONUS

As full compensation for the performance of his duties on behalf of Sysorex and SGS, Employee shall be compensated as follows:

(i) Base Salary. Employer shall pay Employee a base salary at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum, payable semi-monthly ("Base Salary").

(ii) Bonuses. In addition to Base Salary, the Company shall provide Employee with quarterly incentive payments of Fifteen Thousand Dollars ($15,000) per quarter, which shall be paid to Employee within forty-five (45) days of the close of each calendar quarter. Employee shall also be eligible for inclusion in any executive bonus pools, discretionary performance bonuses (based on targets in Exhibit A or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion provided however, that any bonuses shall be subject to Section 14(a) hereof and no bonus shall be paid if Employee is no longer employed by the Company on the date of payment.

6.	BUSINESS EXPENSES

Sysorex and SGS, as applicable, shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to Sysorex or SGS business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by Sysorex or SGS. Reimbursement for the foregoing expenses will be made in accordance with regular Sysorex or SGS policy, as applicable, and within a reasonable period following Employee's presentation of the details of, and proof of, such expenses.

7.	FRINGE BENEFITS

(i) During the term of this Agreement, Sysorex shall provide medical, dental, and vision insurance coverage to Employee, his spouse and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of Sysorex.

(ii) During the term of this Agreement, Employee shall be permitted to participate in Sysorex’s 401K Plan, to the same extent, and on the same terms and conditions, as other senior management employees of the Company shall be permitted to participate.

(iii) During the term of this Agreement, Sysorex shall provide to Employee three (3) weeks paid vacation days per year, provided that paid vacation days have accrued with SGS monthly from the Start Date, less any paid vacation days taken since the Start Date, will determine the number of available paid vacation days at the time of effectiveness of this Agreement, and, provided further, that once the total number of accrued and unused vacation days reaches 15 days paid vacation days shall no longer continue to accrue until the number of unused vacation days falls below 15.

(iv) During the term of this Agreement, Sysorex shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

8.	SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Sysorex shall include those of Sysorex's subsidiaries and/ or affiliates including SGS.

9.	INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee's employment by Sysorex or SGS, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee's employment, developed, manufactured or used by Sysorex or SGS in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Sysorex or SGS, or any services to be performed by Sysorex or SGS or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Sysorex or SGS's business, shall be and continue to remain Sysorex or SGS's exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Sysorex or SGS, as applicable, and to no one else and thenceforth will treat it as the property and secret of Sysorex or SGS.

Employee will also execute any instruments requested from time to time by Sysorex or SGS to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Sysorex or SGS, do such acts and execute such instruments as Sysorex or SGS may require, but at Sysorex or SGS's expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Sysorex or SGS, all without any additional compensation of any kind to Employee. Sysorex or SGS hereby notifies Employee that the provisions of this Section 9 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of Sysorex or SGS was used and which was developed entirely on the Employee's own time, unless (x) such invention relates to the past, actual or planned business or activities of Sysorex or SGS, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for Sysorex or SGS.

10.	CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i) All Confidential Information shall be the sole property of Sysorex or SGS. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee's own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Sysorex or SGS without the prior written consent of another officer of Sysorex or SGS except as may be necessary and appropriate, in Employee's reasonable judgment, in the ordinary course of performing his duties to Sysorex or SGS during the period of his employment with Sysorex or SGS or as may be required by law, legal process, or lawful exercise of authority. For purposes of this Section 10(i), "Confidential Information" shall mean any data or information belonging to Sysorex or SGS, other than Trade Secrets, that is of value to Sysorex or SGS and is not generally known to competitors of Sysorex or SGS or to the public, and is maintained as confidential by Sysorex or SGS, including but not limited to non-public information about Sysorex or SGS's clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will he deemed to be Confidential Information unless such information is treated by Sysorex or SGS as confidential and shall not include any data or information of Sysorex or SGS that has been voluntarily disclosed to the public by Sysorex or SGS (except where such public disclosure has been made without the authorization of Sysorex or SGS), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii) All Trade Secrets shall be the sole property of Sysorex or SGS. Employee agrees that during his employment with Sysorex or SGS and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Sysorex or SGS without the prior written consent of the Board of Directors of Sysorex or SGS, as applicable. For purposes of this Section 10(i), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Sysorex or SGS or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Sysorex or SGS and is not generally known to competitors of Sysorex or SGS or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Sysorex or SGS's products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the Virginia Uniform Trade Secrets Act that appears at Chapter 26 of Title 59.1 of the Virginia Code, in each case to the extent that Sysorex or SGS, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use. This Section 11(ii) is subject to the limited qualification that in accordance with the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made either: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii) Notwithstanding anything else set forth herein, nothing in this Employment Agreement shall be construed to prohibit Employee from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

11.	NON-SOLICITATION OF EMPLOYEES

During the term of Employee's employment and for one year thereafter, Employee will not cause or attempt to cause any employee of Sysorex or SGS to cease working for Sysorex or SGS. However, this obligation shall not affect any responsibility Employee may have as an employee of Sysorex or SGS with respect to the bona fide hiring and firing of Sysorex or SGS's personnel.

12.	NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment for any reason, directly or indirectly, solicit the business of any customer of Sysorex or SGS for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Sysorex or SGS. For a period of one year after the termination of Employee's employment, Employee will not, directly or indirectly, use any of Sysorex or SGS's Trade Secrets in order to induce any of Sysorex or SGS's customers to cease doing business with Sysorex or SGS or to induce them to become the customer of any other person or entity.

13.	TERMINATION

Employee's employment with Sysorex and/or SGS may be terminated as follows:

(a)	Termination Without Just Cause.

(i) Sysorex, in its sole discretion, may terminate Employee's employment hereunder for any reason without Just Cause (as defined below)) at any time, by notifying Employee in writing of its decision.

(ii) If (a) Sysorex terminates Employee's employment hereunder with both Sysorex and SGS without Just Cause or (b) within the twenty four (24) month period following a Change of Control, Employee resigns from employment with both Sysorex and SGS as a result of and upon a material diminution of Employee's duties, responsibilities, authority, and position with both Sysorex and SGS, or a material reduction of Employee's compensation and benefits herein, or if Employee ceases to hold the position of Chief Financial Officer at Sysorex after a Change of Control, Sysorex shall: (l) continue to pay to Employee his Base Salary) subject to customary payroll practices and withholdings, for one (1) month for every three (3) months of employment after the Effective Date up to a maximum of six (6) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against Sysorex, SGS and their related parties in a form acceptable to Sysorex and SGS and its sole and absolute discretion; (2) within 45 days of termination or resignation, pay to Employee 100% of the value of any accrued but unpaid bonus that Employee otherwise would have received pursuant to Section 5 hereof through the date of termination; (3) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (4) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; (5) an amount equal to Sysorex's monthly COBRA premium in effect on the date of termination under Sysorex's group health plan for the type of coverage in effect under such plan for the Employee (i.e., family coverage) for the number of months applicable to Employee per subparagraph (1) above; and (6) to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan.

(b)	Termination With Just Cause.

(i) Sysorex may immediately terminate Employee's employment hereunder for Just Cause (as, defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase ''Just Cause" means: (A) Employee's fraud; gross malfeasance, gross negligence, or willful misconduct, with respect to Sysorex or SGS's business affairs; (B) Employee's refusal or repeated failure to follow Sysorex or SGS's established reasonable and lawful policies; (C) Employee's material breach of this Agreement; or (D) Employee's conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect three (3) days after Sysorex gives written notice of its intent to terminate Employee's employment and Sysorex's description of the alleged cause, unless (x) Employee, in the good-faith opinion of Sysorex, during such three (3)-day period, remedies the events or circumstances constituting Just Cause or (y) Sysorex determines in good faith that such events or circumstances constituting Just Cause are not susceptible to remediation.

(iii) If Employee's employment hereunder is terminated by Sysorex for Just Cause, Sysorex will be required to pay to Employee only that portion of his Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and to the extent required under the terms of any benefit plan or this Agreement, and the vested portion of any benefit under such plan.

(c)	Disability and Death.

Employee's employment ·hereunder will be terminated immediately upon (i) Employee's "Disability" for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee's death. For purposes of this Agreement, "Disability" means Employee's incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on Employer. If Employee's employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee's estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee's estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee's Disability or death. Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act.

14.	INJUNCTION

(i) Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of Employer, or in any way violate, or threaten to violate, Paragraph 11 or 12 of this Agreement, Employer shall be entitled to seek an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

15.	ARBITRATION

(i) In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a "'Dispute''), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Herndon, Virginia (or within 25 miles thereof), administered by the American Arbitration Association (the "AAA''), in accordance with AAA's Employment ADR Rules then in effect. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii) The Company and Employee shall each pay half of the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys' fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys' fees to the prevailing party.

16.	INDEMNIFICATION/INSURANCE

(i) Corporate Acts. In his capacity as Sysorex’s Chief Executive Officer and SGS’s President, the Employee shall be indemnified and held harmless by Sysorex and SGS to the fullest extent allowed by law, Sysorex’s and SGS’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Employee may be involved, or threatened to be involved, as a party or otherwise by reason of the Employee’s status, which relate to or arise out of Sysorex and SGS, their assets, business or affairs, if in each of the foregoing cases, (1) the Employee acted in good faith and in a manner the Employee believed to be in, or not opposed to, the best interests of Sysorex and SGS, and, with respect to any criminal proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful, and (2) the Employee’s conduct did not constitute gross negligence or willful or wanton misconduct (and Sysorex and SGS shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Employee provides an undertaking to repay advances if it is ultimately determined that Employee is not entitled to indemnification). Sysorex and SGS shall advance all expenses incurred by the Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 16, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. The Employee shall be entitled to coverage under Sysorex’s and SGS’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After the Employee is no longer employed by Sysorex or SGS, Sysorex shall keep in effect the provisions of this Section 16, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Employee. Notwithstanding anything herein to the contrary, the provisions of this Section 16 shall survive the termination of this Agreement and the termination of the Term for any reason.

(ii) Personal Guarantees. Sysorex shall indemnify and hold harmless the Employee for any liability incurred by him by reason of his execution of any personal guarantee for the benefit of Sysorex or SGS (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).

(iii) The indemnification provision of this Section 16 shall be in addition to any other liability the Company otherwise may have to the Employee to indemnify him for his conduct in connection with his efforts on the Company’s behalf.

17.	SECTION 409A COMPLIANCE

(i) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder ("Section 409A"). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(l)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless he would be considered to have incurred a “separation of employment” from Employer as the term is defined in Treasury Regulation §1.409A-1(h)(1)(i).

(ii) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to "specified employees," any payment on account of Employee's separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee's date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a "specified employee" for the 12-month period beginning on the first day of the fourth month following each "Identification Date" if he is a "key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Sysorex and/or SGS at any time during the 12-month period ending on the '"Identification Date." For purposes of the foregoing, the Identification Date shall be December 31."

(iii) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18.	MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Execution; Governing Law. This Amendment may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes. This Amendment shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of Virginia, except to the extent preempted by federal law.

All written notices required by this Agreement shall be deemed given when delivered personally, deemed given when delivered by registered or certified mail, return receipt requested, or when delivered by email (unless delivered after hours in which case notice shall be deemed given the next business day) to the parties at their addresses set forth below their respective signatures on this Agreement or to such other address as a party may designate from time to time.

[ Signature page follows on next page]

IN WITNESS WHEREOF, this Employment Agreement is dated as of the 31st day of August, 2018.

SYSOREX:	SYSOREX, INC.

By:
Authorized signatory

	SGS:	SYSOREX GOVERNMENT SERVICES, INC.

By:
Authorized signatory

EMPLOYEE:	/s/ Vincent Loiacono
Vincent Loiacono